EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K/A of QMed, Inc. and Subsidiaries of our report dated January 25, 2005 relating to the condensed consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in the 2004 Annual Report on Form 10-K for the year ended November 30, 2004.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 30, 2005